EXHIBIT 99.2

For More Information Contact:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation increases its dividend to shareholders for the 35th consecutive year

MILWAUKEE (September 15, 2020) -- On September 14, 2020, Brady Corporation’s (NYSE: BRC) Board of Directors approved an increase in the annual dividend to shareholders of the Company’s Class A Common Stock from $0.87 per share to $0.88 per share. A quarterly dividend to shareholders of the Company’s Class A Common Stock of $0.22 per share will be paid on October 30, 2020, to shareholders of record at the close of business on October 9, 2020. This dividend represents the 35th consecutive annual increase in dividends.
At the Board of Directors meeting on September 14, 2020, the Board also approved an amendment to the Company’s bylaws to permit virtual shareholder meetings.
Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2019, employed approximately 6,100 people in its worldwide businesses. Brady’s fiscal 2019 sales were approximately $1.16 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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